Exhibit 99.1
FOR IMMEDIATE RELEASE: Bank7 Corp. Announces 3Q 2018 Earnings

Oklahoma City, OK, October 30, 2018 – Bank7 Corp. (NASDAQ: BSVN) ("the Company"), the parent company of Oklahoma City-based Bank7 (the "Bank"), today reported unaudited results for the three and nine months ended September 30, 2018.  "We are pleased to have successfully completed our IPO and to announce our 3Q results.  Our 3Q and YTD results show continued balance sheet growth and near industry leading ROA, ROE, and efficiency ratio.  This was accomplished in spite of the additional time and resources spent during 2Q and 3Q of 2018 to complete the IPO process,” said Thomas L. Travis, President and CEO of the Company.

For 3Q 2018 the Company reported pre-tax income of $6.3 million, or $0.83 basic and $0.82 diluted earnings per share (EPS), compared to pre-tax income of $5.9 million, or $0.82 basic and diluted EPS for 3Q 2017.  For 3Q 2018, interest income increased by $757,000, compared to 3Q of 2017.  Our strong loan growth, combined with increased loan yields enabled us to offset an $822,000 decrease in non-recurring loan fee income compared to 3Q 2017.  For 3Q 2018, average total loans were $596.5 million as compared to $541.4 million for 3Q 2017.  For 3Q 2018 yield on loans, excluding loan fee income, was 6.8% as compared to 6.3% for 3Q 2017.

For the nine months ended September 30, 2018, the Company reported pre-tax income of $19.0 million, or $2.57 basic and diluted EPS as compared to pre-tax income of $19.2 million, or $2.64 basic and diluted EPS for the same period of 2017.  For the nine months ended September 30, 2018, interest income increased by $439,000, compared to the same period in 2017.  Our strong loan growth and increased loan yields enabled us to offset a $2.9 million decrease in revenue net of loan loss provision.  For the nine months ended 2018, non-recurring loan fee income was reduced by $3.9 million as compared to the same period in 2017.  We also incurred $1.0 million less in loan loss provision expense as compared to the same period in 2017.  Average total loans were $578.4 million for the nine months ended 2018 as compared $535.8 million for the same period in 2017.  Yield on loans, excluding loan fee income, for the nine months ended 2018 was 6.6% as compared to 6.1% for the same period in 2017.  The data in the table below further illustrates our net interest margin and related loan fee income.

Pre-tax, pre-provision net income is defined as income before taxes and provision for loan losses.  We believe the most directly comparable GAAP financial measure is income before taxes.  Disclosure of this measure enables you to compare our operations to those of other banking companies before consideration of taxes and provision expense, which some investors may consider to be a more appropriate comparison given our S Corporation status prior to September 2018.  We calculate our pro forma net income, return on average assets, and return on average equity, and per share amounts by using a combined C Corporation effective tax rate for federal and state income taxes of 25% in 2018 and 37.4% in 2017.  This calculation reflects only the change in our status as an S Corporation and does not give effect to any other transaction.  However, we acknowledge that our non-GAAP financial measures have a number of limitations.  As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use.  Other banking companies may use names similar to those we use for non-GAAP financial measures we disclose, but may calculate them differently.  You should understand how we and other companies each calculate their non-GAAP financial measures when making comparisons.  The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

	Three months ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Loan interest income (excluding loan fees)
Total loan interest income, including loan fee income	$11,082	$10,325	$32,490	$32,051
Loan fee income	(943)	(1,765)	(3,893)	(7,599)
Loan interest income excluding loan fee income	$10,139	$8,560	$28,597	$24,452

Average total loans	$596,450	$541,444	$578,205	$535,607
Yield on loans (including loan fee income)	7.43%	7.63%	7.49%	7.98%
Yield on loans (excluding loan fee income)	6.80%	6.32%	6.59%	6.09%

Net interest margin (excluding loan fees)
Net interest income	$9,801	$9,453	$29,101	$29,642
Loan fee income	(943)	(1,765)	(3,893)	(7,599)
Net interest income excluding loan fees	$8,858	$7,688	$25,208	$22,043

Average earning assets	$731,140	$653,419	$708,875	$640,316
Net interest margin (including loan fee income)	5.36%	5.79%	5.47%	6.17%
Net interest margin (excluding loan fee income)	4.85%	4.71%	4.74%	4.59%

Pre-tax, pre-provision net earnings
Net income before income taxes	$6,316	$5,950	$19,043	$19,221
Plus: Provision (reversal of) for loan losses	-	(150)	(100)	(1,096)
Pre-tax, pre-provision net earnings	$6,316	$6,100	$19,143	$20,317

	Three months ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Pro forma provision for income tax
Net income before income taxes	$6,316	$5,950	$19,043	$19,221
Total effective pro forma tax rate	25.0%	37.4%	25.0%	37.4%
Pro forma provision for income taxes	$1,579	$2,222	$4,764	$7,179

Pro forma net income
Net income before income taxes	$6,316	$5,950	$19,043	$19,221
Pro forma provision for income taxes	1,579	2,222	4,764	7,179
Pro forma net income	$4,737	$3,728	$14,279	$12,042

Pro forma ratios and per share data
Pro forma net income (numerator)	$4,737	$3,728	$14,279	$12,042

Average assets (denominator)	$742,283	$656,347	$718,474	$643,459
Pro forma return on average assets	2.55%	2.27%	2.65%	2.50%

Average stockholders' equity (denominator)	$80,064	$65,641	$75,710	$61,941
Pro forma return on average stockholders' equity	23.67%	22.72%	25.15%	25.92%

Weighted average common shares outstanding basic (denominator)	$7,634	$7,288	$7,404	$7,288
Pro forma net income per common share--basic	0.62	0.51	1.93	1.65

Weighted average common shares outstanding diluted (denominator)	$7,669	$7,288	$7,416	$7,288
Pro forma net income per common share--diluted	0.62	0.51	1.93	1.65

Tangible assets
Total assets	$751,173	$664,104
Less: Goodwill	(2,046)	(2,252)
Tangible assets	$749,127	$661,852

Tangible stockholders' equity
Total stockholders' equity	$82,765	$66,557
Less: Goodwill	(2,046)	(2,252)
Tangible stockholders' equity	$80,719	$64,305

Tangible stockholders' equity
Tangible stockholders' equity (numerator)	$80,719	$64,305
Tangible assets (denominator)	$749,127	$661,852
Tangible common equity to tangible assets	10.78%	9.72%

Pre-tax return on average assets and return on average equity was 3.5% and 33.5%, respectively, for the nine months ended September 30, 2018, as compared to 4.0% and 41.4%, respectively, for the same period in 2017.  Our efficiency ratio for the nine months ended September 30, 2018 was 37.1% as compared to 34.7% for the same period in 2017.

Balance Sheet - Total assets were $751.2 million as of September 30, 2018 as compared to $703.6 million as of December 31, 2017, an increase of $47.6 million or 6.8%.  Total loans were $584.8 million as of September 30, 2018 as compared to $563.0 million as of December 31, 2017, an increase of $21.8 million or 3.9%.  Total deposits were $664.3 million as of September 30, 2018 as compared to $625.8 million as of December 31, 2017, an increase of $38.5 million, or 6.2%.  Stockholders' equity was $82.8 million as of September 30, 2018 as compared to $69.2 million, an increase of $13.6 million, or 19.6%.

Capital – Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required to be designated as “well-capitalized” for regulatory purposes.  At September 30, 2018 the Tier 1 leverage ratio, common equity Tier 1 risk-based capital ratio, Tier 1 risk based capital ratio, and total risk-based capital ratios were 10.88%, 13.84%, 13.84%, and 15.09% respectively for the Bank.  At September 30, 2018 the Tier 1 leverage ratio, common equity Tier 1 risk-based capital ratio, Tier 1 risk based capital ratio, and total risk-based capital ratios were 10.76%, 13.67%, 13.67%, and 14.92% respectively for the Company on a consolidated basis.

About Bank7 Corp.

We are Bank7 Corp., a bank holding company headquartered in Oklahoma City, Oklahoma. Through our wholly-owned subsidiary, Bank7, we operate seven full-service branches in Oklahoma, the Dallas/Fort Worth, Texas metropolitan area and Kansas. We are focused on serving business owners and entrepreneurs by delivering fast, consistent and well-designed loan and deposit products to meet their financing needs. We intend to grow organically by selectively opening additional branches in our target markets as well as pursue strategic acquisitions.

Conference call

Bank7 Corp. has scheduled a conference call to discuss its 3Q 2018 results, which will be broadcast live over the Internet, on Wednesday, October 31, 2018 at 4:30 p.m. Eastern Time. To participate in the call, dial 1-888-317-6016, or access it live over the Internet at https://services.choruscall.com/links/bsvn181031.html.  For those who cannot listen to the live call, a replay will be available through November 8, 2018 and may be accessed by dialing 1-877-344-7529 and using pass code 10125977. Also, an archive of the webcast will be available shortly after the call at https://services.choruscall.com/links/bsvn181031.html for 1 year.

Cautionary Statements Regarding Forward-Looking Information

This communication contains a number of forward-looking statements. These forward-looking statements reflect Bank7 Corp.’s current views with respect to, among other things, future events and Bank7 Corp.’s financial performance. Any statements about Bank7 Corp.’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in (or conveyed orally regarding) this presentation may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this presentation should not be regarded as a representation by Bank7 Corp. or any other person that the future plans, estimates or expectations contemplated by Bank7 Corp. will be achieved. Bank7 Corp. has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that Bank7 Corp. believes may affect its financial condition, results of operations, business strategy and financial needs. Bank7 Corp.’s actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. If one or more events related to these or other risks or uncertainties materialize, or if Bank7 Corp.’s underlying assumptions prove to be incorrect, actual results may differ materially from what Bank7 Corp. anticipates. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and Bank7 Corp. undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as may be required by law. All forward-looking statements herein are qualified by these cautionary statements.

About Non-GAAP Financial Measures

This communication includes certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, adjusted return on average assets and adjusted return on average shareholders’ equity. These non-GAAP financial measures and any other non-GAAP financial measures that we discuss in this presentation should not be considered in isolation, and should be considered as additions to, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Bank7 Corp.’s non-GAAP financial measures as tools for comparison. See the table above in this communication for a reconciliation of the non-GAAP financial measures used in (or conveyed orally during) this communication to their most directly comparable GAAP financial measures.

Brad Haines, Chairman
brad@bank7.com
405-810-8600

Thomas L. Travis, President and CEO
ttravis@bank7.com
405-810-7292